UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2005

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 19, 2005, the Board of Directors of SEMCO Energy, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected Mr. Paul F. Naughton and Ms. Edwina Rogers to the Board of Directors, to serve until the Company’s 2006 Annual Meeting of Shareholders. These appointments fill the vacancies created by the resignations of Mr. Jeffrey A. Safchik and Ms. Sherry A. Stanley from the Company’s Board of Directors on March 15, 2005. (For more information on these resignations, see the Company’s report on Form 8-K filed on March 17, 2005).

Mr. Naughton and Ms. Rogers were recommended to the Nominating and Corporate Governance Committee by members of the Company’s Board of Directors. Mr. Naughton was appointed to the Audit and Finance committees, and Ms. Rogers was appointed to the Compensation and Nominating and Corporate Governance committees. The Company’s Board of Directors has determined that Mr. Naughton and Ms. Rogers are independent under applicable New York Stock Exchange rules. Until April 15, 2005, when this arrangement was terminated, Mr. Naughton’s firm and a predecessor firm with which he was associated had a consulting arrangement to provide strategic and financial advice to the Company from time to time. In 2004, the Company paid these firms approximately $111,500 for consulting services and related expenses. Mr. Naughton’s interest in those payments (excluding expense reimbursements totaling $5,300) was approximately $53,100.

The Company issued a press release on April 19, 2005, announcing the election of Mr. Naughton and Ms. Rogers to the Board of Directors, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 8.01    Reduction in Number of Directors

On April 19, 2005, the Board fixed the size of the Board of Directors at nine effective at the May 24, 2005 Annual Meeting of Shareholders. As a result, only three directors will be elected at this Annual Meeting.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits.

            99     Press Release issued April 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc.

Date: April 21, 2005	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Form 8-K
April 19, 2005

Filed
Exhibit No.	Description	Herewith	By Reference

99	Press Release issued April 19, 2005.	x